Exhibit 99.1

May 21, 2004

PRESS RELEASE FOR IMMEDIATE RELEASE

For Further Information Contact:

Randy P. Helton

(704) 225-8444

American Community Bank Press Release

Charlotte, N.C… American Community Bancshares, Inc. (NASDAQ SmallCap “ACBA”) (the “Company”), the holding company for American Community Bank, Monroe, North Carolina ( “American Community “) and First National Bank of the Carolinas, Gaffney, South Carolina, announced today that a Mecklenburg County, North Carolina jury returned a $631,600 verdict against American Community. The May 11, 2004 verdict was the result of a suit brought by MC Contractors, Inc., f/k/a Mann Contractors (“Mann”). The case involved an account opened at American Community in 2001 on behalf of Mann by a person, who was, at the time, Vice President, Secretary, Director and a 50% owner of Mann. American Community will appeal the decision and is optimistic that it can obtain a reversal upon appeal. An appellate decision could take from 12 to 24 months or more before a final determination.

Randy P. Helton, President of American Community stated: “we are disappointed with the jury’s decision. Our expert witnesses confirmed we did nothing improper. If the decision prevails on appeal, all banks will be held to a standard that will be impossible to attain. No bank is capable of overseeing the ethical conduct of its customers’ business partners.”

American Community Bancshares, Inc. is the holding company for American Community Bank, which has offices in Charlotte, NC; Monroe, NC; Indian Trail, NC; Mint Hill, NC; and Marshville, NC; and First National Bank of the Carolinas, which has offices in Gaffney, SC and Blacksburg, SC.